UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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BIOLASE TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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BIOLASE TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2008

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of BIOLASE Technology, Inc., a Delaware corporation, will be held on Wednesday, May 14, 2008, at 9:00 a.m. local time at the Company’s corporate headquarters located at 4 Cromwell, Irvine, CA, 92618, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. to elect seven directors to serve until the next annual meeting of stockholders;

2. to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. to consider and act upon such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 28, 2008 are entitled to notice of and to vote at our annual meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to our annual meeting. If you are a stockholder of record and vote by ballot at our annual meeting, your proxy will be revoked automatically and only your vote at our annual meeting will be counted.

Sincerely,

George V. d’Arbeloff
Chairman of the Board

Irvine, California
April 9, 2008

BIOLASE TECHNOLOGY, INC.
4 Cromwell
Irvine, California 92618

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2008

PROXY STATEMENT

SOLICITATION OF PROXIES

General

The accompanying proxy is solicited on behalf of the Board of Directors of BIOLASE Technology, Inc., a Delaware corporation (“BIOLASE,” “the Company,” “we,” “our” or “us”), for use at our annual meeting of stockholders to be held on Wednesday, May 14, 2008 and at any adjournment or postponement thereof. Our annual meeting will be held at 9:00 a.m. local time at our corporate headquarters located at 4 Cromwell, Irvine, CA, 92618. These proxy solicitation materials were mailed on or about April 11, 2008 to all stockholders entitled to vote at our annual meeting.

If the enclosed form of proxy is properly signed and returned to us, the shares represented thereby will be voted at our annual meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR:

•	the election of the seven nominees for election to our Board listed in the proxy and proposed by our Board; and

•	the ratification of the appointment of BDO Seidman, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our Corporate Secretary before our annual meeting;

•	presenting (before our annual meeting) a new proxy with a later-date; or

•	attending our annual meeting and voting in person.

Attendance at our annual meeting will not, by itself, revoke a proxy. If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at our annual meeting, your vote in person at our annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker.

Voting; Quorum

On March 28, 2008, the record date for determination of stockholders entitled to notice of and to vote at our annual meeting, 24,142,201 shares of our common stock, par value $0.001 per share, were outstanding. No shares of our preferred stock were outstanding on such record date. Only stockholders of record of our common stock on March 28, 2008 will be entitled to notice of and to vote at our annual meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on such record date. Stockholders may not cumulate votes in the election of directors.

The presence at our annual meeting, either in person or by proxy, of holders of shares of our outstanding common stock entitled to vote and representing a majority of the voting power of all of such shares shall constitute a quorum for the transaction of business.

Our Bylaws provide for a majority voting standard for the election of directors in uncontested elections. Under this majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. If a director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Corporate Governance Committee shall accept any previously tendered resignation by such director absent a compelling reason (as determined consistent with our Board’s fiduciary duties) for such director to remain on our Board. Our Board’s policy is not to nominate a director for election unless the director has tendered in advance an irrevocable resignation effective in such circumstances where the director does not receive a majority of the votes cast in an uncontested election. The Committee shall act on any such resignation offer and publicly disclose its decision within 90 days from the date of the certification of the election results.

With regard to the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, the affirmative vote of the holders of our common stock representing a majority of the voting power present or represented by proxy and entitled to vote on the subject matter is required for approval.

Abstentions may be specified on all proposals and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Abstentions will not have any effect on the election of directors. For the appointment of BDO Seidman, LLP, abstentions will be counted as a vote against such proposal for purposes of determining whether stockholder approval of the proposal has been obtained. Shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote such shares by the beneficial owner and does not have discretionary authority to vote such shares (i.e., “broker non-votes”) and shares that are not voted in other circumstances in which proxy authority is defective or has been withheld, will be counted for purposes of establishing a quorum. Brokers generally have discretionary authority to vote on the election of our directors and the ratification of our independent registered accounting firm, and thus broker non-votes are not expected on these proposals.

The persons named as attorneys-in-fact in the form of the accompanying proxy, Jake St. Philip and Frederick M. Capallo, were selected by our Board and are our officers. All properly executed proxies returned in time to be counted at our annual meeting will be voted by such persons at our annual meeting. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board. Aside from the election of the named directors and the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm, our Board knows of no other matter to be presented at our annual meeting. If any other matters should be presented at our annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail. In accordance with Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at our annual meeting, and for 10 days prior to our annual meeting, at BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.

Stockholder Proposals for 2009 Annual Meeting

It is currently contemplated that our 2009 annual meeting of stockholders will be held on or about May 13, 2009. In the event that a stockholder desires to have a proposal considered for presentation at the 2009 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be received at our principal executive offices by December 12, 2008. Any such proposal must comply with the requirements of our bylaws and Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2009 annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal or nomination between January 29, 2009 and March 20, 2009. If the notice is not received by such date, it will be considered untimely, and we will have discretionary voting authority under proxies solicited for the 2009 annual meeting of stockholders with respect to such proposal, if presented at the meeting. All notices must comply with the requirements of our bylaws.

Proposals and notices should be directed to the attention of the Corporate Secretary, BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of seven directors whose term of office expires at our annual meeting. On June 4, 2007, our Board, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Mr. James R. Largent as a Director to fill a vacancy on the Board created by the resignation of Robert E. Grant on May 9, 2006. Mr. Largent was identified and recommended by our former Chief Financial Officer, Mr. Richard L. Harrison.

In January 2008, our Board, upon the recommendation of the Committee, appointed Mr. Jake St. Philip, our new Chief Executive Officer, as a director of the Company. Mr. St. Philip was identified and recommended by a third party search firm. Mr. St. Philip’s appointments to the positions of Chief Executive Officer and Director were effective January 2, 2008 and January 7, 2008, respectively.

In connection with the termination of Jeffrey W. Jones as our Chief Executive Officer and President in November 2007, Federico Pignatelli served as our interim Chief Executive Officer from November 2007 until January 2, 2008, and currently serves as Director, Chairman Emeritus, and President. On February 1, 2008, Jeffrey W. Jones, our former Chief Executive Officer and President, and a Director, resigned from his role as Director. The authorized number of directors on the Board is currently eight.

The seven nominees to be elected at our annual meeting will serve until the 2009 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation, removal or death. All of our seven nominees currently serve on our Board. Each of the director nominees has agreed to serve if elected. We have no reason to believe that any of the nominees will be unavailable to serve. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our Board.

Our Board, upon recommendation from its Nominating and Corporate Governance Committee, has nominated the persons listed below for re-election to serve as directors for the term beginning at our annual meeting of stockholders on May 14, 2008. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the seven nominees named below.

Our Nominees/Directors

The following table sets forth certain information as of March 28, 2008 regarding our directors, all of whom are nominees for re-election, except for Messrs. Largent and St. Philip, who are standing for election by stockholders for the first time:

Name	Age	Position

George V. d’Arbeloff(1)(2)(3)	63	Chairman of the Board
Robert M. Anderton, DDS(1)(3)	71	Director
Daniel S. Durrie, M.D.(2)(3)	58	Director
Neil J. Laird(1)(2)(3)	55	Director
James R. Largent(3)	58	Director
Federico Pignatelli	55	Director, Chairman Emeritus and President
Jake St. Philip	55	Director and Chief Executive Officer

(1)	Member of Audit Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Compensation Committee

George V. d’Arbeloff, 63, has served as a director since 1996, as lead independent director from March 2006 through May 2006, and as Chairman of our Board since May 2006. Since 2003, Mr. d’Arbeloff has served as Managing Member of Opus Venture Group, LLC, a company dedicated to providing innovative products for various retail outlet channels. Since 2000, Mr. d’Arbeloff has served and continues to serve as Chairman of the Board of Big Idea Group, Inc., a company that links inventors with companies outsourcing innovation. From 1996 to 2000, Mr. d’Arbeloff served as Chief Executive Officer of Retail Solutions, Inc., a small early-stage private company. From 1967 to 1996, he served in various executive capacities at Teradyne, Inc., a manufacturer of testing equipment for the semiconductor and electronics industries, including Vice President of Investor Relations from 1995 to 1996, Vice President and General Manager of the Semiconductor Test Group from 1992 to 1995 and Vice President and General Manager of the Industrial/Consumer Division of the Semiconductor Test Group from 1982 to 1992.

Robert M. Anderton, DDS, 71, has served as a director since May 2004. From 1999 to 2001, Dr. Anderton served as the President of the American Dental Association (ADA) as well as holding many official roles with the ADA, including Trustee, Liaison to the Commissions on Dental Accreditation, Council on Education, Government and Legislative Affairs. Dr. Anderton has practiced general dentistry since 1961 and has held several dental society positions, including past President of the Texas Dental Association and Dallas County Dental Society. At various times, Dr. Anderton has published a number of articles in medical and trade journals, including the Journal of the American Society of Preventive Dentistry and Journal of Modern Dental Practice. Dr. Anderton received his DDS degree from Baylor University — College of Dentistry and his J.D. degree from Southern Methodist University — School of Law.

Daniel S. Durrie, M.D., 58, has served as a director since March 2006. Dr. Durrie has practiced ophthalmology in the Kansas City area since 1990, establishing Durrie Vision, PA in October 2002. He served on the Board of Directors of the International Society of Refractive Surgery from 1988 to 1990. He was Secretary of the Board of Directors of the International Society of Refractive Surgery from 1999 to 2001. He was also on the Board of Directors of Ophthalmic Imaging Systems from 1998 to 2000. He is on the Medical Advisory Board of Gift of Life and is the Medical Director for Focus on Independence, both 501(c)(3) organizations. He is currently Clinical Professor of Ophthalmology at the University of Kansas Medical Center, and has in the past been a clinical Assistant Professor of Ophthalmology at the University of Missouri at Kansas City and Adjunct Faculty Member at the Pennsylvania College of Optometry. Dr. Durrie has 30 years experience in refractive and corneal surgery. He serves on the editorial boards of Ocular Surgery News, The Journal of Corneal and Refractive Surgery, Review of Ophthalmology, and Refractive Eyecare for Ophthalmologists. Dr. Durrie received his medical doctorate and completed his residency at the University of Nebraska in Omaha, and completed a fellowship in corneal surgery at the Filkins Eye Clinic in Omaha. Dr. Durrie is a board-certified ophthalmologist.

Neil J. Laird, 55, has served as a director since March 2006. Since 2004, Mr. Laird has served as Chief Financial Officer of SumTotal Systems, Inc., a global provider of learning, performance and talent management solutions. Mr. Laird served as Senior Vice President and Chief Financial Officer of Docent from August 2002 until March 2004. From April until June 2002, Mr. Laird was Chief Financial Officer of Novasonics, Inc., a privately held medical products company. From 1999 to 2001, Mr. Laird was Senior Vice President and Chief Financial Officer of ADAC Laboratories. From 1998 to 1999, Mr. Laird held various executive positions at Coherent Medical Group, a medical laser company. From 1997 to 1998, Mr. Laird was an independent consultant. From 1980 to 1997, Mr. Laird held various executive and managerial financial positions at Measurex Corporation, including Vice President-Corporate Controller. Mr. Laird holds an M.A. degree in economics from Cambridge University and is a United Kingdom Chartered Accountant.

James R. Largent, 58, has served as a director since June 2007. Mr. Largent has 30 years of management experience in the medical device and pharmaceutical industries, including 28 years with Allergan, Inc. where he held various senior management positions including Vice President, Strategic Planning. From 2002 to the present, Mr. Largent has been a consultant to the medical device industry assisting client companies with strategic planning, marketing, reimbursement and business development. In addition to serving on our Board, Mr. Largent also serves on the Boards of World Am, Inc., a publicly traded manufacturer and distributor of automatic passage control and security devices that is developing novel technology for microsensor elements and sensor arrays, and Kolis Scientific, Inc., a privately held developer of diagnostic and therapeutic devices for the treatment of patients with dry eye disease.

Federico Pignatelli, 55, served as Chairman of our Board from 1994 until March 2006, at which point he resigned as Chairman of our Board and received the title Chairman Emeritus. Mr. Pignatelli has served as our President since January 2008. From November 2007 to January 2008, Mr. Pignatelli served as interim Chief Executive Officer. He has served as a director since 1991. He is the Founder, and has served as President of Art & Fashion Group since 1992. Art & Fashion Group is a holding company of an array of businesses providing services to the advertising industry, including the world’s largest complex of digital and film still photography studios for production and post-production. Previously, Mr. Pignatelli was a Managing Director at Gruntal & Company, an investment banking and brokerage firm, and was a Managing Director of Ladenburg, Thalmann & Co., another investment banking and brokerage firm.

Jake St. Philip, 55, has served as a director and our Chief Executive Officer since January 2008. Prior to joining us, from June 2006 to December 2007, Mr. St. Philip served as Senior Vice President of Integrated Provider Solutions with Dublin, Ohio-based Cardinal Health (“Cardinal”), where he was responsible for acute care product sales. From July 2004 to May 2006, Mr. St. Philip served as President of Alaris Products North America at Cardinal. From July 1998 to June 2004, Mr. St. Philip was Vice President and General Manager of Alaris Medical Systems North America before it was acquired by Cardinal. In this role, he was responsible for sales, marketing, research and development, technical service and customer service.

Recommendation of our Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE NAMED ABOVE.

Corporate Governance

Independent Directors

Our Board has determined that each of Messrs. d’Arbeloff, Laird and Largent and Drs. Anderton and Durrie are independent directors as defined by the listing standards of the NASDAQ Marketplace Rules (“NASDAQ Rules”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The Committees of the Board currently and throughout 2007 have been comprised solely of independent directors and otherwise meet the applicable qualification requirements of NASDAQ and the SEC. In making its independence determinations, the Board considered the following relationship:

Dr. Durrie is the sole proprietor of DurrieVision, PA, an eye care medical center in Overland Park, Kansas. For the express purpose of evaluating BIOLASE’s laser technology in ophthalmic surgical applications, we have loaned a piece of ophthalmic (Zeiss Visnate) equipment to DurrieVision since March 2007. DurrieVision has not paid any amounts to us for the temporary use of this equipment.

Mr. Pignatelli was determined to not be independent since November 2007 based on his service beginning in November 2007 as our interim Chief Executive Officer and his service in 2008 as our President. Mr. St. Philip was determined to not be independent based on his service, since January 2008, as our Chief Executive Officer. Mr. Largent was determined not to be independent from November 2007 through January 30, 2008 while he was providing us with executive services in sales and marketing following the departure of Keith Bateman our former Executive Vice President, Global Sales and Marketing.

Board Committees and Meetings

Our Board held 24 regularly scheduled and special meetings and acted by unanimous written consent various times during the year ended December 31, 2007. Each director then in office attended at least 75% of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which such director served during 2007. Although we have no policy with regard to board members’ attendance at our annual meeting of stockholders, it is customary for, and we encourage, all board members to attend our annual meeting, and we permit attendance by telephone or video conference, if necessary, to mitigate conflicts. All of our then Board members attended our 2007 annual meeting of stockholders, except for Mr. Laird.

Our Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates pursuant to a written charter that has been approved by our Board. Each charter was reviewed during 2007 and modified. A copy of the current charter for each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is available on our website at www.biolase.com.

On August 22, 2007, at the recommendation of the Chairman of our Board, the Board reconstituted our Board Committees given Mr. d’Arbeloff’s then chairmanship of both the Board and Audit Committee and the recent addition of Mr. Largent to the Board. Our Board Committees were again modified in November 2007 in connection with Mr. Pignatelli assuming the role of interim Chief Executive Officer, and Mr. Largent providing executive services in sales and marketing in connection with the termination of Messrs. Jones and Bateman, our former Chief Executive Officer and President, and our former Executive Vice President, Global Sales and Marketing, respectively.

Audit Committee.  Prior to August 22, 2007, the Audit Committee consisted of: Messrs. d’Arbeloff, Laird and Pignatelli, and Dr. Anderton. On August 22, 2007, Dr. Anderton resigned from the Audit Committee. Effective November 14, 2007, Dr. Anderton was reappointed to the Audit Committee replacing Mr. Pignatelli in connection with the appointment of Mr. Pignatelli as our interim Chief Executive Officer. Currently the Audit Committee is comprised of Messrs. Laird and d’Arbeloff and Dr. Anderton. Our Board has determined that Mr. Laird qualifies as the “audit committee financial expert” under the SEC rules and meets the financial sophistication requirements of the NASDAQ rules. Prior to August 2007, Mr. D’Arbeloff served as Chairman of the Audit Committee. Since August 2007 and currently Mr. Laird serves as the Audit Committee Chairman.

The primary responsibilities of the Audit Committee include, but are not limited to: (i) the appointment, compensation and oversight of the work of our independent auditor; (ii) reviewing the reports of the independent auditors regarding our accounting practices and systems of internal accounting controls; (iii) reviewing our financial reports, our accounting and financial policies in general, and management’s procedures and policies with respect to our internal accounting controls; and (iv) reviewing the independence qualifications and quality controls of the independent auditor. The Audit Committee held seven meetings during 2007.

Compensation Committee.  Prior to August 22, 2007, the Compensation Committee consisted of four members: Messrs. d’Arbeloff and Laird, and Drs. Anderton and Durrie. Mr. Laird served as Compensation Committee Chairman during that time. From August 22, 2007 to November 14, 2007, Messrs. Largent and Pignatelli were also members of the Compensation Committee and Mr. Largent served as Chairman. Mr. Largent did not serve on the Compensation Committee between November 14, 2007 and January 30, 2008 while he served as an interim executive officer for the Company, overseeing sales and marketing activities. From November 14, 2007 to January 30, 2008, Mr. Laird served as Chairman of the Compensation Committee. On January 30, 2008, Mr. Largent was reappointed to the Compensation Committee and serves as the current Chairmain of the Committee. Each of the current members of the Compensation Committee qualifies as a “non-employee” director under SEC rules and regulations, and as an “outside” director under the Internal Revenue Code. The Compensation Committee’s primary responsibilities include, but are not limited to: (i) reviewing and developing our general compensation policies; (ii) reviewing and approving the compensation of our Chief Executive Officer and other executive officers, including salary, bonus, long-term incentive and equity compensation, and any other perquisites or special benefits; (iii) making awards under and acting as administrator of our equity incentive plans; (iv) overseeing administration of our other employee benefit plans; (v) making recommendations to our Board regarding director compensation; and (vi) producing an annual report on executive compensation for inclusion in our annual proxy statement. The charter for the

Compensation Committee requires it to meet at least twice annually. The Compensation Committee held four meetings during 2007 and acted by unanimous written consent at various times.

For compensation decisions relating to our executive officers other than our Chief Executive Officer, our Compensation Committee also considers the recommendations of our Chief Executive Officer, based on his assessment of each executive officer’s position and responsibilities, experience and tenure, his observations of the executive officer’s performance during the year and his review of competitive pay practices. Our Chief Executive Officer does not have a role in determining or recommending director compensation. Our Chief Executive Officer regularly attends Compensation Committee meetings, but abstains from portions of meetings at the request of other members of the Compensation Committee to enable it to freely consider issues related to the compensation of our Chief Executive Officer. The Compensation Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. In May 2006, our Compensation Committee engaged Aon Consulting (“Aon”) as our compensation consultants. In May 2007, Aon, through its business unit, Radford Surveys and Consulting (“Radford”), provided our management and Compensation Committee with an assessment of the total direct compensation levels for the top three senior management positions of the Company relative to survey and proxy data. The Compensation Committee also directed Radford to recommend how to best structure our compensation plans to provide a competitive compensation opportunity that aligns the interests of senior management, the Company, and our stockholders. In 2007, neither Radford nor Aon provided any other consulting services for us.

Secondary Stock Option Committee.  The Secondary Stock Option Committee consists of our Chief Executive Officer. In September 2003 and as further modified in May 2006, our Board granted our Chief Executive Officer authority to make discretionary option grants to new employees, other than executive officers and Board members, subject to a limitation of 5,000 shares per individual employee grant and compliance with the express terms and conditions of our 2002 Stock Incentive Plan. Grants to employees that exceed 5,000 options are first reviewed with the Board or the Compensation Committee. The Chief Executive Officer must review these grants at least semiannually with the Compensation Committee. In addition, all such options must have an exercise price not less than the closing sale price of our common stock on the date of grant. Pursuant to this delegated authority, Mr. Jones granted options to purchase an aggregate of 117,600 shares of our common stock in 2007.

Nominating and Corporate Governance Committee.  Prior to August 22, 2007, the Nominating and Corporate Governance Committee consisted of: Messrs. d’Arbeloff and Pignatelli, and Drs. Anderton and Durrie. On August 22, 2007, Mr. Pignatelli resigned from the Nominating and Corporate Governance Committee in order to focus his attention on his service on the Compensation Committee. On October 10, 2007 Mr. Pignatelli was reappointed to the Nominating and Corporate Governance Committee, replacing Mr. d’Arbeloff. On November 14, 2007, Mr. Pignatelli resigned from the Committee and Messrs. d’Arbeloff and Laird were appointed to the Nominating and Corporate Governance Committee. Dr. Anderton resigned from the Nominating and Corporate Governance Committee as of November 14, 2007 in order to focus his attention on his service on the Audit Committee and the Compensation Committee. Prior to August 22, 2007, Dr. Anderton served as Chairman of the Nominating and Corporate Governance Committee. From August 22, 2007 until November 14, 2007, Dr. Durrie served as Chairman of the Nominating and Corporate Governance Committee. Since November 14, 2007, Mr. d’Arbeloff has served in the capacity of Chairman of this committee.

The Nominating and Corporate Governance Committee is responsible for, among other things: (i) identifying individuals who are qualified to be members of our Board and selecting or recommending that our Board select the nominees for directorships; (ii) to the extent deemed appropriate by the committee, developing and recommending to our Board a set of corporate governance principles applicable to us; (iii) establishing the criteria and procedures for selecting new directors; (iv) overseeing the process for evaluating our Board and management; and (v) reviewing and reassessing, at least annually, the adequacy of the Nominating and Corporate Governance Committee, including the compliance of the committee with its charter. The Nominating and Corporate Governance Committee held three meetings during 2007 and acted by unanimous written consent one time.

The Nominating and Corporate Governance Committee considers candidates for membership to our Board suggested by its members and our other Board members, as well as by our management and stockholders. The Nominating and Corporate Governance Committee may also retain a third-party executive search firm to identify candidates. All recommendations submitted by stockholders should be submitted to the Nominating and Corporate Governance Committee to the attention of the Corporate Secretary. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must also submit proof of BIOLASE stockholdings. All communications are to be directed to the Chairperson of the Nominating and Corporate Governance Committee, to the attention of the Corporate Secretary, BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618.

The Nominating and Corporate Governance Committee focuses on the following criteria in determining whether a candidate is qualified to serve on our Board: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to high ethical standards; (iii) relevant knowledge and diversity of the candidate’s background and experience in areas such as business, finance and accounting, marketing, international business and other similar areas; (iv) whether the candidate has the time required for preparation, participation and attendance at meetings; and (v) requirements relating to Board and Board committee composition under applicable law and NASDAQ Rules. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders as to new candidates recommended by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee reviews each existing director whose term is set to expire and considers the following in determining whether to recommend the re-election of that director: (i) occupation or business association changes; and (ii) whether circumstances have arisen that may raise questions about a director’s continuing qualifications in relation to our Board’s membership criteria.

Stockholder Communications

Any stockholder who wishes to communicate with our Board may send his or her communication in writing to: Corporate Secretary, BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders, and all material communications from stockholders will be forwarded to the appropriate director or directors, or committee of our Board, based on the subject matter.

Director Compensation

The following table sets forth all compensation earned or paid to our non-employee directors during the year ended December 31, 2007. Mr. St. Philip joined BIOLASE as Chief Executive Officer and a director in January 2008 and does not receive additional compensation for his services as a director.

Director Compensation Table

	Fees Earned or	Option	Other
	Paid in Cash	Awards	Compensation
Name	($)(1)	($)(4)	($)	Total ($)

Robert M. Anderton	$37,500	$87,570	$0	$125,070
George V. d’Arbeloff	37,500	87,570	0	125,070
Daniel S. Durrie	33,750	49,082	0	82,832
Neil J. Laird	33,750	49,082	0	82,832
James R. Largent(2)	31,943	59,974	25,000	116,917
Federico Pignatelli(3)	37,500	87,570	1	125,071

(1)	Prior to 2007, we did not pay fees for service on the Board. In February 2007, the Board, based on the recommendation of the Compensation Committee and its consultant, revised our compensation program for non-employee directors to provide for a $35,000 annual retainer, payable in quarterly installments in advance, and a per meeting payment of $3,750 for each board meeting attended in person, and to reduce the options automatically granted on our annual meeting date to our non-employee directors from 30,000 to 15,000, all effective as of our 2007 annual meeting of stockholders, as more fully discussed below. In addition to the aforementioned director compensation, all directors are reimbursed for reasonable travel and lodging expenses incurred by them in attending Board and committee meetings.

(2)	Mr. Largent’s other compensation represents $25,000 paid in February 2008 for executive services rendered in sales and marketing from November 2007 to January 2008 following the termination of Keith G. Bateman, our former Executive Vice President, Global Sales and Marketing.

(3)	Mr. Pignatelli’s compensation includes $37,500 of fees paid in 2007 for his service as a director and $1 (excludes $23,077 accrued contributed services) paid in 2007 for his service as our interim Chief Executive Officer from November 2007 to December 2007 following the termination of Jeffrey W. Jones, our former President and Chief Executive Officer. See “Executive Compensation and Related Information” for a description of Mr. Pignatelli’s compensation as our interim Chief Executive Officer during 2007 and his compensation as our President in 2008.

(4)	The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2007 related to grants of stock options in fiscal year 2007 and prior fiscal years, as required by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, as amended (“FAS 123R”). For a discussion of valuation assumptions, see Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, excluding any assumptions for forfeitures.

The table below shows how much of the overall amount of the compensation cost is attributable to each award.

			Number of Shares
			Underlying Options	2007 Fiscal Year
Director	Grant Date	Exercise Price	Originally Granted	Compensation Cost

Robert M. Anderton	May 16, 2007	$5.94	15,000	$29,882
	April 20, 2006	10.40	30,000	57,688
George V. d’Arbeloff	May 16, 2007	5.94	15,000	29,882
	April 20, 2006	10.40	30,000	57,688
Daniel S. Durrie	May 16, 2007	5.94	15,000	29,882
	April 20, 2006	10.40	10,000	19,200
Neil J. Laird	May 16, 2007	5.94	15,000	29,882
	April 20, 2006	10.40	10,000	19,200
James R. Largent	June 4, 2007	6.22	28,750	59,974
Federico Pignatelli	May 16, 2007	5.94	15,000	29,882
	April 20, 2006	10.40	30,000	57,688

The grant date fair value of the grant of options to purchase 15,000 shares of our common stock to each of Drs. Anderton and Durrie and Messrs. d’Arbeloff, Laird and Pignatelli on May 16, 2007 was $3.19 per share; the grant date fair value of the grant of options to purchase 28,750 shares of our common stock to Mr. Largent on June 4, 2007 was $3.34 per share, in each case, as computed in accordance with FAS 123R. The estimated grant date fair value for the May 16, 2007 option grants was determined using the Black-Scholes option valuation model with the following assumptions: market price of $5.94, exercise price of $5.94, expected volatility of 59.3%, risk free interest rate of 4.9%, expected option life of four years, and expected dividend yield of 0%. The estimated grant date fair value for the June 4, 2007 option grant was determined using the Black-Scholes option valuation model with the following assumptions: market price of $6.22, exercise price of $6.22, expected volatility of 59.3%, risk free interest rate of 4.5%, expected option life of four years, and expected dividend yield of 0%.

The automatic option grant program under our 2002 Stock Incentive Plan previously provided each individual who was elected to our Board as a non-employee director at an annual meeting of stockholders, with an automatic grant on the date of such election of a non-statutory option to purchase 30,000 shares of our common stock. If a non-employee director became a director for the first time on a date other than the date of a meeting at which all directors are elected, he or she automatically was granted a non-statutory option to purchase the number of shares equal to (a) 2,500 multiplied by (b) the difference between 12 and the number of months since the last meeting at which directors were elected, vesting at a rate of 2,500 shares per month.

Effective as of the 2007 annual meeting, the Board, based on the recommendation of the Compensation Committee and its consultant, reduced the number of options granted automatically to each individual who is elected to our Board as a non-employee director at an annual meeting of stockholders, from an option to purchase 30,000 shares of our common stock to an option to purchase 15,000 shares of our common stock. In addition, the Board modified the calculation effective March 1, 2007 for options granted automatically to newly appointed non-employee directors to the number of shares equal to the sum of (a) 15,000 and (b) the product of (i) 1,250 and (ii) one plus the number of whole calendar months that will have elapsed between the date of appointment to the Board and the anticipated date of the next annual meeting of stockholders. Based on this formula, we granted Mr. Largent an option to purchase 28,750 shares of our common stock upon his appointment to the Board in June 2007.

Each annual option grant vests over one year in equal quarterly increments, with the first vesting date occurring three months after the date of grant, except in the case of initial option grants for non-employee directors, which vest in monthly installments upon the non-employee director’s completion of each month of service as a non-employee director measured from the option grant date. Vesting is accelerated in full if certain changes in control or ownership occur or if the optionee dies or becomes disabled while serving as a director. Each option has an exercise price per share equal to the closing sale price of our common stock on the grant date and has a maximum term of ten years, subject to earlier termination on the first anniversary of the director’s cessation of our Board service for any reason. Each automatic option is immediately exercisable for all of the option shares and the director would receive unvested shares for each unvested option exercised. However, any unvested shares are subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share (determined at the time of repurchase), should the director cease Board service prior to vesting of those shares.

The following table sets forth the number of shares underlying outstanding stock options (vested and unvested) held by each of our non-employee directors as of December 31, 2007. Our directors did not hold any unvested shares of restricted stock as of December 31, 2007.

Shares Underlying Options
Director	Outstanding at Fiscal Year End

Robert M. Anderton	105,000
George V. d’Arbeloff	265,000
Daniel S. Durrie	47,500
Neil J. Laird	47,500
James R. Largent	28,750
Federico Pignatelli	245,000

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO Seidman, LLP was selected by the Audit Committee to act as our independent registered public accounting firm for the fiscal year ended December 31, 2008. BDO Seidman, LLP was initially engaged by us on August 8, 2005 and served in that capacity through December 31, 2007. Our Board is asking the stockholders to ratify BDO Seidman, LLP’s appointment. Stockholder ratification of such selection is not required by our bylaws or other applicable legal requirement. However, our Board is submitting the selection of BDO Seidman, LLP to our stockholders for ratification as a matter of good corporate governance. In the event our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain BDO Seidman, LLP for the 2008 fiscal year. Even if the selection is ratified, the Audit Committee in its discretion may consider the appointment of a different independent registered public accounting firm at any time during the year if our Audit Committee believes that such a change would be in our and our stockholders best interests.

A representative of BDO Seidman, LLP is expected to be present at our annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees billed to us for professional services rendered by BDO Seidman, LLP for the fiscal years ended December 31, 2007 and 2006.

	Fiscal Year Ended		Fiscal Year Ended
	December 31, 2007		December 31, 2006

Audit Fees	$1,112,355		$1,252,834
Audit-Related Fees	15,667	(1)	0
Tax Fees	0		0
All Other Fees	0		0

Total	$1,128,022		$1,252,834

(1)	Audit-related fees include professional services rendered in connection with the preparation of a Form S-3 registration statement and a Form S-8 registration statement filed with the SEC.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

According to policies adopted by the Audit Committee and ratified by our Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. This policy generally provides that we will not engage any independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval will be detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. In providing any pre-approval, the Audit Committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence.

All fees paid to BDO Seidman, LLP were pursuant to engagements pre-approved by the Audit Committee, and none of those engagements made use of the exception to pre-approval contained in Regulation S-X, Rule 2-01(c)(7)(i)(C).

OTHER MATTERS

We know of no other matters that will be presented for consideration at our annual meeting. If any other matters properly come before our annual meeting, it is intended that shares represented by proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders. The enclosed proxy gives Jake St. Philip and Frederick M. Capallo, or any of them, discretionary authority to vote your shares in accordance with their best judgment with respect to all additional matters that might come before the Annual Meeting.

EXECUTIVE COMPENSATION

Our Executive Officers

The following table sets forth certain information regarding our executive officers as of March 28, 2008:

Name	Age	Position

Federico Pignatelli	55	Director, Chairman Emeritus and President
Jake St. Philip	55	Director and Chief Executive Officer
Frederick M. Capallo	48	Interim Chief Financial Officer and Secretary

In 2007 and early 2008, the following changes occurred within our executive officer team:

•	on November 5, 2007, Jeffrey W. Jones was terminated from his position as President and Chief Executive Officer;

•	on November 5, 2007, Federico Pignatelli was appointed interim Chief Executive Officer. Mr. Pignatelli is a member of our Board of Directors where he serves as Chairman Emeritus;

•	on November 5, 2007, Keith G. Bateman was terminated from his position as Executive Vice President, Global Sales and Marketing;

•	on January 2, 2008, Richard L. Harrison, our Executive Vice President, Chief Financial Officer and Secretary, resigned to pursue other interests;

•	on January 2, 2008, Jake St. Philip was appointed Chief Executive Officer and on January 7, 2008, he was also appointed as a director;

•	on January 2, 2008, Federico Pignatelli resigned from the position of interim Chief Executive Officer in connection with the appointment of Mr. St. Philip as Chief Executive Officer, but will serve in the position of President for 2008; and

•	on January 30, 2008, Frederick M. Capallo was appointed interim Chief Financial Officer. Mr. Capallo had been serving as our Corporate Controller since November 2006.

The executive officers are appointed by our Board on an annual basis and serve at the discretion of our Board, subject to the terms of any employment agreement with us, until their earlier resignation or removal. There are no family relationships among any of the directors or executive officers. The following is a brief description of the present and past business experience of Mr. Capallo. The biographies of Messrs. Pignatelli and St. Philip appear earlier in this Proxy Statement under “Proposal One — Election of Directors.”

Frederick M. Capallo has served as interim Chief Financial Officer since February 2008 and Corporate Controller since November 2006. From May 2006 to November 2006, Mr. Capallo worked with the Company as a consultant. From 1995 until 2005, Mr. Capallo was Director of Corporate Accounting for Irvine-based Interpore International, Inc., a designer, manufacturer and distributor of orthopedic products including spinal implants, bone graft material and minimally invasive products. At Interpore, Mr. Capallo managed all functions of the accounting department and directed corporate finance activities including annual and quarterly reports to the SEC. Mr. Capallo is a Certified Public Accountant.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers, which consist of: Federico Pignatelli, our President and former interim Chief Executive Officer; Jeffrey W. Jones, our former President and Chief Executive Officer; Richard L. Harrison, our former Executive Vice President and Chief Financial Officer; and Keith G. Bateman, our former Executive Vice President, Global Sales and Marketing. In addition, this Compensation Discussion and Analysis section discusses the compensation arrangements of Jake St. Philip, our Chief Executive Officer, who was hired in January 2008. The Compensation Committee of our Board of Directors is primarily responsible for overseeing the development and administration of the total compensation program for corporate officers and key executives, and administering our executive incentive bonus and stock plans.

Executive Summary.

Through the third quarter of 2007, we experienced certain challenges that had a negative impact on laser system sales. We believe that our sales were negatively impacted by a variety of sales and marketing execution issues as well as general economic conditions with respect to credit availability that may have resulted in certain potential customers delaying their purchase decisions. In light of these challenges, the Board undertook significant actions in response. Specifically, the Board terminated Mr. Jones, our former Chief Executive Officer, and Mr. Bateman, our former Executive Vice President, Global Sales and Marketing, in November 2007, and recruited Mr. St. Philip to lead BIOLASE as our new Chief Executive Officer in 2008. The Board also appointed Mr. Pignatelli to serve as our President in 2008. Mr. Pignatelli had served as our interim Chief Executive Officer from November 2007 through January 2008, during the period subsequent to Mr. Jones’ termination and prior to the hiring of Mr. St. Philip. In addition, Mr. Harrison, our former Chief Financial Officer resigned on January 2, 2008 and the Board and the Compensation Committee appointed Mr. Capallo, previously our Corporate Controller, as our interim Chief Financial Officer. As of January 2008, the Board has been actively seeking a candidate to assume the role of a permanent Chief Financial Officer. Consequently, none of the named executive officers, other than Mr. Pignatelli, are currently employed by us.

Compensation Objectives.

It is important that we employ energetic people who are enthusiastic about our mission and our products, and we believe this must start at the top with our executive officers who set an example for the entire company. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executive officers by offering them competitive compensation packages. Our compensation programs for our executive officers are designed to attract and retain such key executive officers, and to reward them in a fashion commensurate with our corporate performance and the value created for our stockholders. Our compensation programs also support our short-term and long-term strategic goals and values and reward the individual contributions of our executive officers to our success.

Our policy is to provide our Chief Executive Officer and other executive officers with competitive compensation opportunities that reward their contribution to our financial success and individual performance, while providing financial stability and security. Accordingly, the compensation package for the Chief Executive Officer and other executive officers is mainly comprised of the following compensation elements: (1) a base salary, designed to be competitive with salary levels in the industry and to reflect individual performance; (2) an annual incentive bonus payable in cash and based on the review of certain annual financial and other performance measures, which supports our short-term performance; (3) where appropriate, long-term stock-based incentive awards, which support our long-term performance and are designed to strengthen the mutual interests between our executive officers and our stockholders; and (4) severance payments and other benefits payable upon termination of an officer’s employment by us without cause or by our officer for good reason, including following a change of control of us, which promotes executive retention and efforts toward the best interests of the stockholders in the event of an actual or threatened change of control of us. We believe that each of these elements and their combination is necessary to support our overall compensation objectives.

Determination of Compensation Awards.

The Compensation Committee determines the compensation to be paid to our executive officers. The Compensation Committee periodically reviews the total compensation levels and the distribution of compensation among the compensation elements identified above for each of our executive officers. The Compensation Committee determines the total compensation levels for our executive officers by considering each executive officer’s position and responsibilities, the individual’s performance of his job-related duties and responsibilities and our financial performance, in the context of our compensation policies and objectives and competitive market data applicable to each executive officer’s position. Our approach is to consider competitive compensation practices as a relevant factor rather than establishing compensation at specific benchmark percentiles. This enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future.

The principal factors that were taken into account in establishing each executive officer’s compensation package for 2007 are described below. The Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future years.

In May 2006, our Compensation Committee retained Aon as our compensation consultants. In May 2007, Aon, through its business unit Radford provided a competitive assessment of our executive compensation practices and levels. The Compensation Committee has the sole authority, as it deems appropriate, to retain or terminate the consultant. The consultant reports directly and exclusively to the Compensation Committee. In 2007, neither Radford nor Aon provided any other consulting services for us.

The Compensation Committee made its annual 2007 executive compensation decisions in June 2007, after reviewing the consultant’s market analysis. The consultant’s May 2007 market analysis provided an assessment of the direct compensation levels (including base salary, target annual incentive compensation, target total cash compensation, long-term incentives and target total direct compensation) for Messrs. Jones, Harrison and Bateman relative to survey data and proxy data. To compile the survey data, the consultant gathered data from the following surveys:

(1) 2007 Radford Executive Survey — All technology companies with annual revenues from $50 million to $200 million;

(2) 2007 Radford Stock Level Report — All technology companies by job level and base salary; and

(3) 2007 Radford Stock Options as a Percent of Shares Outstanding Report — All technology companies with common shares outstanding under 30 million by job level.

To compile the proxy data, the consultant gathered data from proxy statements of the 35 peer group companies listed below. The peer group was divided into two groups and comparative information was separately provided with respect to each group. Peer group companies were (1) medical product companies with annual revenues ranging from $50 million to $100 million; and (2) medical product companies with annual revenues ranging from $50 million to $200 million, which are highlighted by an *. Our revenues and market capitalization fell at approximately the 20th percentile of the peer group companies.

Abaxis, Inc.*	Cutera, Inc.*	I-Flow Corp.*	Palomar Medical Technologies, Inc.*
Allied Healthcare Products, Inc.	Cyberonics, Inc.*	IRIS International, Inc.*	Possis Medical, Inc.*
AngioDynamics, Inc.*	Cynosure, Inc.*	Kensey Nash Corp.*	Quidel Corp.*
Aspect Medical Systems, Inc.*	Del Global Technologies Corp.	Kewaunee Scientific Corp.	Sonic Innovations, Inc.*
Candela Corp.*	Digirad Corp.	Meridian Bioscience, Inc.*	SonoSite, Inc.*
Cantel Medical Corp.*	Exactech, Inc.	Molecular Devices Corp.	SurModics, Inc.*
Cardiac Science Corp.*	E-Z-EM	New Brunswick Scientific Co., Inc.	Synovis Life Technologies, Inc.
Cholestech Corp.*	FoxHollow Technologies, Inc.*	NuVasive, Inc.*	Young Innovations, Inc.*
Clinical Data, Inc.*	HealthTronics, Inc.	Osteotech, Inc.

The Compensation Committee, with the help of the consultant, periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. The Compensation Committee believes that our most direct competitors for executive talent include significantly larger and better-capitalized companies in the medical device industry, comprising a broader range of companies than those with which we usually are compared for purposes of stock performance. The 2007 peer group changed from 2006, primarily due to consolidations in the industry or bankruptcies. In making its 2007 compensation decisions, the Compensation Committee mainly relied on the survey data and used the proxy peer group data as a check.

Based on the May 2007 consultant’s report, we provided our named executive officers with base salaries and total target cash compensation (base salaries plus target bonus opportunities at expected performance) which were around the 50th percentile of our peer group companies, and long-term incentive grants based on grant date fair values which were below the 50th percentile of survey companies.

Components of Compensation.

During the 2007 fiscal year, our executive officers’ compensation was composed of base salary, annual incentive bonuses, equity compensation, certain perquisites and potential severance payments and other benefits payable upon certain events, including a qualifying termination of the executive officer’s employment subsequent to a change of control of us.

Base Salaries.

Our executive officers’ base salaries are assessed annually by the Compensation Committee, taking into account each officer’s position and responsibilities, including accomplishments and contributions, experience and tenure. In addition, the Compensation Committee considered the market analysis provided by the consultant. For compensation decisions in 2007 relating to our executive officers other than Mr. Jones, our former President and Chief Executive Officer, our Compensation Committee also considered the recommendations of Mr. Jones.

Utilizing the information gathered by the consultant as to the companies in our industry, the recommendations of Mr. Jones, and the Compensation Committee’s own assessment of the aforementioned factors, the following base salary actions were initiated in July 2007:

(1) Mr. Jones’ annual base salary was increased from $300,000 to $360,000, approximately representing the survey market 50th percentile;

(2) Mr. Harrison’s annual base salary was increased from $230,000 to $246,000, approximately representing the survey market 50th percentile; and,

(3) Mr. Bateman’s annual base salary was increased from $220,000 to $230,000, approximately representing the survey market 50th percentile.

These increases were approved to bring the executives’ base salaries closer to the market 50th percentile based on the survey data provided by the consultant, which the Compensation Committee considered to be market competitive. The percentage salary increase for Mr. Jones was greater than that for our other named executive officers because Mr. Jones’ salary was farther below the 50th percentile than the salaries in place for Mr. Harrison and Mr. Bateman.

Mr. St. Philip’s annual base salary was set, at the time of his hire in January 2008, at $350,000 in connection with his employment agreement. His base salary was negotiated and was based on existing compensation levels at his prior place of employment, comparable market data and our compensation goals and objectives. Mr. St. Philip’s base salary was compared to the survey data provided by the consultant in May 2007 and the Compensation Committee noted that his base salary was at the 97th percentile of the market 50th percentile, which the Compensation Committee considered to be market competitive. Under the terms of Mr. St. Philip’s employment agreement, the Board will review Mr. St. Philip’s base salary annually commencing on July 1, 2009.

Mr. Pignatelli received $1 (excludes $23,077 accrued contributed services) in 2007 for his services as our interim Chief Executive Officer. On January 7, 2008, subsequent to our hire of Mr. St. Philip to the position of Chief Executive Officer, Mr. Pignatelli was appointed to the position of President. For his service as President during 2008, Mr. Pignatelli will receive an annual salary of $150,000. The Compensation Committee approved this amount, which is approximately 40% of Mr. Jones’ 2007 base salary, in light of Mr. Pignatelli’s part-time position.

Annual Incentive Bonuses.

Our annual incentive bonuses are intended to reward accomplishment of our overall short-term corporate performance and objectives for a fiscal year.

Jones and Harrison.  In June 2007, after reviewing the market analysis done by the consultant, the Compensation Committee established the following bonus program for Messrs. Jones and Harrison:

(1) Mr. Jones’ 2007 annual bonus target for achieving expected performance was set at $180,000 (including the guarantee bonus), and for achieving high performance was set at $270,000 (including the guarantee bonus). Mr. Jones’ guaranteed annual bonus, pursuant to his employment agreement, was $50,000; and

(2) Mr. Harrison’s 2007 annual bonus target for achieving expected performance was set at $120,000 (including the guarantee bonus) and for achieving high performance was set at $180,000 (including the guarantee bonus). Mr. Harrison’s guaranteed annual bonus, pursuant to his employment agreement, was $50,000.

The annual bonus targets for achieving expected performance resulted in total target cash compensation levels that were between the 90th and 110th percentiles of the market 50th percentile based on the survey data provided by the consultant. The Compensation Committee considered this range to be market competitive. The contractual guaranteed bonuses were paid to the executive officers in monthly installments throughout the year, regardless of our corporate performance. Bonus amounts to be awarded in excess of the guaranteed amounts were to be determined based on the achievement of performance criteria approved by the Compensation Committee.

The critical performance areas for the determination of expected performance for 2007 for Messrs. Jones and Harrison are shown below.

Criteria for 2007 Expected Performance Bonus

Sales growth (weighted at 20%), including

•	Specific 2007 revenue targets

•	Domestic (including Canada) system sales growth targets

•	International system sales growth targets

•	Grow consumables in excess of the overall revenues growth rate

Enhanced profitability and financial condition (weighted at 20%), including

•	Increase gross margin

•	Net cash neutral or better

•	Hold 2007 G&A expenses to increase of no more than 8% over the prior year

Achieving certain R&D milestones (weighted at 20%)

Outstanding corporate governance and internal processes (weighted at 20%), including

•	Enhanced communications and preparedness

•	Compliance with Sarbanes-Oxley

•	Executive team development

Enhanced shareholder value (weighted at 20%), including

•	Sufficient road show, conferences, targeting

•	Add sell-side analysts

•	Improvement in shareholder value metrics

The determination of potential incremental bonuses for achieving high performance was based on additional performance criteria, including: exceeding specified revenue targets, adding of at least two sell-side analysts, providing additional revenues streams, achieving certain R&D milestones and progress on certain contractual matters.

Mr. Jones received $45,265 of the guaranteed amount of $50,000 under the bonus program based on his November 5, 2007 termination. Mr. Jones was not eligible for any other payout under the bonus program because of his termination. Mr. Harrison resigned effective January 2, 2008 and was similarly not eligible to receive any payout under the bonus program other than the guaranteed amount of $50,000 because employees need to be employed by us on the date bonuses for the prior year are determined in order for them to be eligible for a performance-based bonus. As Mr. Jones was terminated and Mr. Harrison resigned prior to a determination of payout amounts under the bonus program, the Compensation Committee did not make a determination of whether the bonus program criteria had been met.

Bateman.  For the 2007 fiscal year (and prior fiscal years), Mr. Bateman’s bonus program was designed to enable him to earn targeted bonus amounts based upon the achievement of targeted revenues. For 2007, Mr. Bateman was entitled to receive a quarterly payment of 0.1125% of our revenues from system and consumable product sales up to and including cumulative revenues of $80 million, after which his incremental bonus was based on a higher percentage for revenues in excess of $80 million. Mr. Bateman received these payments prior to his termination of employment in November 2007. Mr. Bateman’s actual bonus amount for the 2007 fiscal year was $46,749, based on our product revenues through the date of his termination. In addition, Mr. Bateman was entitled to receive a $30,000 management by objective (“MBO”) bonus to be paid annually based on achievement of certain performance criteria, including: improved sales linearity and improved sales processes. Mr. Bateman was not eligible for any portion of the MBO bonus because of his termination in November 2007.

Other Executives.  Mr. St. Philip’s maximum bonus opportunity for fiscal 2008 was set, at the time of his hire in January 2008, at $225,000 in connection with his employment agreement. His maximum bonus opportunity was negotiated and was based on existing compensation levels at his prior place of employment, comparable market data and our compensation goals and objectives. Mr. St. Philip’s maximum bonus opportunity was compared to the survey data provided by the consultant in May 2007 and the Compensation Committee noted that his maximum bonus opportunity resulted in a maximum cash compensation level that was at the 97th percentile of the market 50th percentile for target cash compensation, which the Compensation Committee considered to be market competitive.

Mr. Pignatelli did not receive any bonus for his services as our interim Chief Executive Officer from November 2007 to January 2008.

For 2008, our named executive officers do not receive guaranteed bonuses, car allowances or other perquisites not available to all of our employees, except for Mr. St. Philip who is provided an apartment in Irvine, CA. and Mr. Capallo who was given a $15,000 bonus in 2008 upon assuming the position of interim Chief Financial Officer.

Stock-Based Incentive Awards.

Stock-based incentives are designed to align the interests of our executive officers with those of our stockholders and provide each individual with a significant incentive to manage us from the perspective of an owner with an equity stake in the business. Stock options allow the officers to acquire shares of our common stock at a fixed price per share (which is the closing sale price of our stock on the grant date) over a specified period of time, generally ten years. Stock options generally become exercisable in a series of monthly installments over a three-year period, contingent upon the officer’s continued employment with us. Accordingly, stock options provide a return to the executive officer only if he remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term. As such, stock options not only reward our corporate performance but are also a key retention tool. The size of the option grant to each executive officer, including any grant considered for the Chief Executive Officer and our other named executive officers, is set at a level that is intended to create a meaningful opportunity for stock ownership based on the individual’s current position with us, the individual’s performance of his job related duties and responsibilities in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

The Compensation Committee granted equity awards to our named executive officers on June 26, 2007 in connection with its determination of our annual cash incentive program goals. The Compensation Committee made its June 2007 determination by taking into account the considerations discussed above as well as information on competing equity compensation levels for executive officers with similar positions at competing companies, as compiled by the Compensation Committee’s consultant. Non-qualified options for the purchase of our common stock were granted under the 2002 Stock Incentive Plan to our named executive officers in June 2007 as follows:

	Shares Granted
	Subject to Time-
Name	Based Vesting	Exercise Price

Jeffrey W. Jones	50,000	$5.95
Richard L. Harrison	30,000	5.95
Keith G. Bateman	30,000	5.95

Each option has an exercise price equal to the closing price of the stock on the date of the grant, or the most recent closing price if the market is not open on the grant date. Unvested stock options were forfeited in connection with the terminations of the executives’ employment.

The grant date fair values of these equity awards were at the 46th, 70th and 70th percentiles of the market 50th percentiles for Messrs. Jones, Harrison and Bateman, respectively, based on the survey data provided by the consultant. The Compensation Committee considered this appropriate in light of the recent decreases in the sales performance of the Company. The values of these grants have since significantly decreased as a result of our decrease in stock value. The Compensation Committee may award stock options to our current executive officers on an annual basis in the current and subsequent years. In establishing the appropriate amount of such awards, we expect that the Compensation Committee will continue to take into account data from consultant studies.

At the time of his hire in January 2008, Mr. St. Philip was granted a nonqualified stock option to purchase 450,000 shares of our common stock at an exercise price of $2.89, the fair market value of our stock on the grant date, January 7, 2008. The stock option will vest and become exercisable in twelve equal quarterly installments, commencing on March 31, 2008, subject to Mr. St. Philip’s continued employment with us. Mr. St. Philip’s new-hire equity value was valued at approximately $730,000 which was approximately twice the market 50th percentile based on the survey data provided by the consultant. The Compensation Committee considered this above-market initial grant as necessary and appropriate to obtain Mr. St. Philip’s services.

Policies with Respect to Equity Compensation Award Determinations.

We do not time the award of stock option grants in advance of material announcements in order to achieve lower exercise prices. In the past, we have not granted any equity compensation awards other than stock options. Our policy is that stock options are granted with an exercise price equal to the closing price of our common stock on the date of grant, and that all option grants are approved in advance of or on the date of the grant. The Secondary Stock Option Committee (consisting of our Chief Executive Officer) is delegated authority by the Board to approve stock option grants in an amount not to exceed 5,000 shares per person and only for newly-hired employees. For stock option grants to new employees, our policy is that they be issued on, and receive an exercise price equal to the closing stock price of our common stock on such employee’s start date, presuming that the award was pre-approved by the Secondary Stock Option Committee.

Perquisites and Other Benefits.

Our executive officers are entitled to a few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

Prior to his termination in November 2007, Mr. Jones was provided the full use of a vehicle that was leased by us, and he was reimbursed approximately $5,000 annually for costs associated with commuting to his out-of-state residence. During 2007, Mr. Harrison received a monthly pre-tax car allowance. Prior to his termination in November 2007, Mr. Bateman was provided with a Company-leased apartment which he used, along with another employee, when he worked locally at our headquarters, and rental car, gasoline, personal meal and laundry expenses were reimbursed to Mr. Bateman while working locally at our headquarters. Additionally, the expenses associated with commuting to his out-of-state residence from our headquarters were reimbursed to him. The Compensation Committee determined to provide the above-described personal benefits and perquisites in order to attract and retain highly qualified named executive officers by offering compensation opportunities that are competitive with our peers and are designed to meet the needs of our executives. While employed by us, Messrs. Jones and Bateman considered the ability to continue to reside in their home states an important factor in their job satisfaction, and we desired to encourage their job satisfaction and focused attention on company matters.

At the time of his hire in January 2008, we agreed to provide Mr. St. Philip, who lives in San Diego, CA, with an apartment in Irvine, CA that is reasonable to both the Board and Mr. St. Philip in order to facilitate Mr. St. Philip’s work schedule by reducing the amount of time he would otherwise be required to commute to and from our office. Mr. St. Philip does not receive a car allowance.

The Compensation Committee intends to phase out perquisites over time.

Severance and Change of Control Arrangements.

In January 2008, we entered into Separation and General Release Agreements with Messrs. Jones and Bateman relating to their terminations of employment in November 2007 providing for certain severance payments of $374,822 and $187,263, respectively, and payment of certain COBRA premiums for each of Messrs. Jones and Bateman. The Separation and General Release Agreements were negotiated and entered into in connection with the execution of a release and, in the case of Mr. Jones, his resignation from Board service. While the severance payment to Mr. Jones was slightly more than the approximately $360,000 in severance payments he would have been entitled to under his employment agreement following a termination without cause, under the Separation and General Release Agreement, Mr. Jones also agreed to the partial cancellation of a fully vested option to purchase 100,000 shares of our common stock that were part of a prior option to purchase 200,000 shares of common stock granted on December 12, 2005 and that would have otherwise expired on November 5, 2009. In addition, Mr. Jones further agreed to return the car we had leased on his behalf.

We had not previously entered into an employment agreement with Mr. Bateman. We agreed to provide a six month severance payment to Mr. Bateman in order to obtain a release and, after review of our past separation policies for employees, in consideration of the 11 years of services he provided.

Under the terms of Mr. Harrison’s employment agreement, entered into on December 12, 2005, if his employment was terminated other than for cause or if he resigned for good reason, Mr. Harrison would have been entitled to receive severance pay in an amount equal to six months of annual base salary. Mr. Harrison’s voluntary resignation on January 2, 2008, however, did not entitle him to any severance payment under his employment agreement.

In February 2006, we had entered into change of control arrangements with Messrs. Jones, Harrison and Bateman which provided for severance payments (one-times the officer’s then current annual salary plus potential bonus for the current year) and other benefits to the officers if their employment was terminated by us without cause or by the officer for good reason within 18 months following a change of control of us. The agreements were designed to retain our executive officers and provide continuity of management in the event of an actual or threatened change in the control of us and to ensure that our executive officers’ compensation and benefits expectations would be satisfied in such event. The double trigger feature, requiring a qualifying termination of employment in connection with the change of control, was considered important to ensure that the executives did not unfairly benefit from a transaction that was in our and our stockholders’ best interest. A description of the material terms of our change of control arrangements can be found in this proxy statement under “Potential Payments Upon Termination or Change in Control.” The Compensation Committee believes that such severance and change of control arrangements are reasonable within our market.

Mr. St. Philip’s employment agreement, negotiated at the time of his hire in January 2008, also provides for certain severance and change of control benefits. If Mr. St. Philip’s employment is terminated other than for cause or if he resigns for good reason, Mr. St. Philip will be entitled to receive severance benefits equal to:

•	one year of annual base salary;

•	the full amount of his annual performance bonus target for the calendar year in which the effective date of termination occurs;

•	twelve months of paid COBRA premiums under our medical and dental benefit plans;

•	a $3,000 lump sum cash payment; and

•	payment of his premiums under our group life insurance, accidental death and dismemberment and disability benefit plans during the twelve month period following the effective date of termination.

Furthermore, if his employment is terminated without cause or he resigns for good reason and such termination occurs within twelve months of a change in control of us, Mr. St. Philip will be entitled to receive the severance benefits summarized above and Mr. St. Philip’s stock granted upon his hiring shall become fully vested and exercisable on the first business day that is at least 60 days after the effective date of termination.

Compliance with Internal Revenue Code Section 162(m).

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Nonperformance-based compensation paid to our executive officers for the 2007 fiscal year did not exceed the $1.0 million limit per officer, and we do not expect the nonperformance-based compensation to be paid to our executive officers for the 2008 fiscal year to exceed that limit. Our option grants under our 2002 Stock Incentive Plan have been designed to qualify as performance-based compensation.

There are certain circumstances under which the Board and Compensation Committee may decide to exceed the deductibility limit imposed under Section 162(m) or to otherwise pay non-deductible compensation. These circumstances may include maintaining a competitive salary for a named executive officer position or attracting highly qualified executives to join us and to promote their retention with compensation that is not performance based as part of their initial employment offers. As an inducement for Mr. St. Philip to join us as Chief Executive Officer, we granted him a nonqualified stock option to purchase 450,000 shares of our common stock at an exercise price of $2.89 per share, the fair market value of our stock on the grant date, January 7, 2008. The nonqualified stock option grant to Mr. St. Philip was made outside of the 2002 Stock Incentive Plan and does not qualify as a performance award under Section 162(m). Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we do not expect to take any action to limit or restructure the elements of cash compensation payable to our executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). We will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Internal Revenue Code if he or she

receives compensatory payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equals or exceeds three times the executive’s base salary amount. An executive’s excess parachute payments are subject to a 20% excise tax under Section 4999 of the Internal Revenue Code, in addition to any applicable federal income and employment taxes. Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payments is disallowed under Section 280G of the Internal Revenue Code. If we were to be subject to a change in control, certain amounts received by our executives could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. As discussed under “Potential Payments Upon Termination or Change in Control” we do not provide our executive officers with tax gross up payments in the event of a change in control.

Summary Compensation Table

The following table shows the compensation earned by, or awarded or paid to, each of our named executive officers for the fiscal year ended December 31, 2007:

Summary Compensation Table

						Non-Equity
					Option	Incentive Plan	All Other
					Awards	Compensation	Compensation		Total
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	($)(2)	($)(3)	($)(4)		($)

Federico Pignatelli	2007	$1	(5)	$0	$0 (5)	$0	$0		$1
President and Former Chief Executive Officer
Jeffrey W. Jones	2007	293,576		45,265	13,302	0	459,474	(6)	811,617
Former President and Chief Executive Officer	2006	273,574		110,000	0	0	124,142		507,716
Richard L. Harrison	2007	237,333		50,000	16,312	0	12,000	(7)	315,645
Former Executive Vice President, Chief Financial Officer and Secretary	2006	230,000		85,000	0	0	15,506		330,506
Keith G. Bateman	2007	200,256		0	7,978	46,749	268,994	(8)	523,977
Former Executive Vice President, Global Sales and Marketing	2006	193,408		0	0	74,702	50,153		318,263

(1)	Represents certain guaranteed bonus amounts for Messrs. Jones and Harrison. For 2007, Mr. Jones was paid $45,265 of his $50,000 guaranteed bonus prior to his termination in November 2007. Mr. Harrison was paid his guaranteed bonus of $50,000 for 2007 prior to his resignation from the Company in January 2008. No additional bonus payment is due to Mr. Jones following his termination in November 2007 or Mr. Harrison following his resignation in January 2008. See “— Compensation Discussion and Analysis — Compensation Components — Annual Incentive Bonuses.”

(2)	For 2007, the amounts shown are the amounts of compensation cost recognized by us in fiscal year 2007 related to grants of stock options in fiscal year 2007, as described in FAS 123R. For a discussion of valuation assumptions, see Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, excluding any assumptions for forfeitures.

The grant date fair value of the grant of options to purchase shares of our common stock to each of Messrs. Jones, Harrison and Bateman on June 27, 2007 was $159,500, $95,700 and $95,700, respectively, as computed in accordance with FAS 123R. The estimated grant date fair value for these option grants was determined using the Black-Scholes option valuation model with the following assumptions: market price of $5.95, exercise price of $5.95, expected volatility of 59%, risk free interest rate of 4.9%, expected option life of 4.7 years, and expected dividend yield of 0%.

In December 2005, the Compensation Committee approved the acceleration of vesting of certain unvested stock options granted under our 2002 Stock Incentive Plan that were held by certain of our key employees and officers, including our executive officers. As a result of such acceleration, options granted to 25 persons with respect to 1,337,500 unvested shares of our common stock, including options with respect to 684,178 unvested shares that were held by our executive officers, became fully vested. The acceleration eliminated compensation expense that we would otherwise have recognized in our consolidated statements of operations for the 2006 and subsequent fiscal years with respect to these options in accordance with FAS 123R.

(3)	Mr. Bateman’s bonus for 2007 was based on a pre-determined percentage of our revenues through the date of his termination in November 2007. No additional bonus payments were due to Mr. Bateman following his termination in November 2007. See “— Compensation Discussion and Analysis — Compensation Components — Annual Incentive Bonuses.”

(4)	Except as set forth in the following notes, represents accrued unused vacation hours for 2007. Our policy is to pay our employees, on an annual basis, accrued unused vacation hours exceeding their permitted banked hours, which varies amongst our employees based on their position with us. Upon an employee’s termination, we pay all of the employee’s unused vacation hours, including any permitted banked hours.

(5)	Mr. Pignatelli was appointed our interim Chief Executive Officer in November 2007 following the termination of our former President and Chief Executive Officer, Jeffrey W. Jones. Mr. Pignatelli was paid $1 (excludes $23,077 accrued contributed services) for such services in 2007. Mr. Pignatelli received no option awards in 2007 for his service as interim Chief Executive Officer. He received an option award prior to November 2007 as part of his director compensation. See “Proposal One — Director Compensation” for compensation associated with his role as one of our directors.

Mr. Pignatelli resigned from his position as interim Chief Executive Officer on January 2, 2008 following the appointment of Jake St. Philip as our Chief Executive Officer. Mr. Pignatelli will serve as our President in 2008 for which he will receive a salary of $150,000.

(6)	The amount for 2007 includes $374,822 in severance paid to Mr. Jones in February 2008 pursuant to the terms of a Separation and General Release Agreement we entered into with Mr. Jones on January 30, 2008 in connection with his termination effective November 5, 2007. Other compensation for 2007 also includes $41,537 for the payment of unused accrued vacation hours; $37,839 of incremental costs to us associated with Mr. Jones’ company-leased automobile, including lease payments, insurance, gasoline and maintenance; and $5,276 in expenses reimbursed to Mr. Jones for commuting to his out-of-state residence.

(7)	The amount for 2007 represents $12,000 in car allowance payments.

(8)	The amount for 2007 includes $187,263 in severance paid to Mr. Bateman in February 2008 pursuant to the terms of a Separation and General Release Agreement we entered into with Mr. Bateman on January 22, 2008 in connection with his termination effective November 5, 2007. Other compensation for 2007 also includes $49,428 for the payment of unused accrued vacation hours; $13,188, representing one-half of the $26,376 cost to us associated with us maintaining a local apartment used by Mr. Bateman and another employee; $12,034 in travel-related expenses reimbursed to Mr. Bateman associated with commuting to his out-of-state residence; and $7,081 in rental car, gasoline, personal meal and laundry expenses reimbursed to Mr. Bateman while working locally at our headquarters.

Grants of Plan-Based Awards

The following table presents information regarding annual incentive bonus awards and equity incentive awards granted to the executive officers for fiscal 2007.

					All Other
					Option
					Awards:
					Number of
					Securities	Exercise on	Grant Date
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Underlying	Base Price	Fair Value
	Grant	Threshold	Target	Maximum	Options	of Option	of Option
Name	Date	($)	($)	($)	(2)(#)	Awards (3)($)	Awards (4)($)

Federico Pignatelli(5) President and Former Chief Executive Officer	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Jeffrey W. Jones Former President and Chief Executive Officer	6/27/07	(1)	$130,000	$220,000	50,000	$5.95	$159,500
Richard L. Harrison Former Executive Vice President, Chief Financial Officer and Secretary	6/27/07	(1)	$70,000	$130,000	30,000	$5.95	$95,700
Keith G. Bateman Former Executive Vice President, Global Sales and Marketing	6/27/07	(1)	$120,000	(1)	30,000	$5.95	$95,700

(1)	The amounts in these columns represent the range of potential payouts for fiscal year 2007 under the incentive bonus plan based on certain pre-established performance measures described under the caption “Compensation Discussion and Analysis — Annual Incentive Bonuses.” Bonus payouts below and above the expected performance level are determined in the Compensation Committee’s discretion. Given the departure of these executives, no determinations under the bonus program were made regarding fiscal year 2007 performance. The guaranteed bonuses of $50,000 each to which Messrs. Jones and Harrison were entitled under their employment agreements are not included in these columns. Mr. Jones received $45,265 of his guaranteed amount because he was terminated prior to December 31, 2007. Mr. Harrison resigned effective January 2, 2008 and was similarly not eligible to receive any payout under the bonus program other than his guaranteed amount of $50,000. See the discussion contained in the “Summary Compensation Table.”

Mr. Bateman’s 2007 bonus program was designed to enable him to earn targeted bonus amounts based upon actual revenues. For 2007, Mr. Bateman was entitled to receive a monthly payment of 0.1125% of our revenues from system and consumable product sales up to and including cumulative revenues of $80.0 million, after which he was entitled to higher percentage of these revenues. In addition, Mr. Bateman was entitled to receive a $30,000 management by objective (“MBO”) bonus to be paid annually based on achievement of certain performance criteria. The target amount shown is based on our targeted revenue for 2007 and the additional MBO bonus amount. There was no maximum or minimum amount under Mr. Bateman’s plan. Mr. Bateman’s actual bonus amount for the 2007 fiscal year was $46,749, based on our revenues. See the discussion contained in the “Summary Compensation Table.”

(2)	Amounts shown in this column represent stock options granted on June 27, 2007, as described under the caption “Compensation Discussion and Analysis — Stock Based Incentive Awards.”

(3)	Each option has an exercise price equal to closing stock price of common stock at the time of grant.

(4)	The amounts in this column represent the grant date fair value in accordance FAS 123R. The stock option fair value is $3.19 per share. The estimated grant date fair value for these option grants was determined using the Black-Scholes option valuation model with the following assumptions: market price of $5.95, exercise price of $5.95, expected volatility of 59%, risk free interest rate of 4.9%, expected option life of 4.7 years, and expected dividend yield of 0%.

(5)	Not shown is the option grant to Mr. Pignatelli on May 16, 2007 to purchase 15,000 shares of our common stock as part of his 2007 director compensation prior to his appointment as interim Chief Executive Officer. See “Proposal One — Director Compensation”.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2007. We have not granted equity awards other than options in the past.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options(#)(1)	Options(#)(1)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price($)	Date

Federico Pignatelli(2)	30,000	0	$3.938	5/19/08
President and Former Interim	50,000	0	2.750	3/18/09
Chief Financial Officer	30,000	0	5.240	5/23/12
	30,000	0	11.070	4/29/13
	30,000	0	11.960	5/26/14
	30,000	0	5.810	11/15/15
	30,000	0	10.400	4/20/16
	7,500	7,500	5.940	5/16/17
Jeffrey W. Jones(3)	404,000	0	2.125	12/15/08
Former President and	100,000	0	2.125	11/5/09
Chief Executive Officer	300,000	0	5.170	11/5/09
	200,000	0	14.010	11/5/09
	50,000	0	8.110	2/5/08
	4,166	0	5.950	2/5/08
Richard L. Harrison(4)	250,000	0	7.200	4/2/08
Former Executive Vice President,	4,999	25,001	5.950	4/2/08
Chief Financial Officer and Secretary
Keith G. Bateman(5)	47,700	0	2.156	1/8/09
Former Executive Vice President,	75,000	0	2.156	11/5/09
Global Sales and Marketing	100,000	0	5.170	2/5/08
	75,000	0	14.010	2/5/08
	25,000	0	6.660	2/5/08
	2,499	0	5.950	2/5/08

(1)	In December 2005, the Compensation Committee approved the acceleration of vesting of certain unvested stock options granted under our 2002 Stock Incentive Plan that were held by certain of our key employees and officers, including our named executive officers. As a result of such acceleration, options granted to our named executive officers prior to 2006 became fully vested. The Compensation Committee imposed restrictions on shares of our common stock that could be acquired by such persons upon exercise of any such accelerated options that prevent the sale of such shares (other than to satisfy applicable withholding taxes) before such time as vesting would otherwise have taken place.

Options granted subsequent to December 31, 2005 to Messrs. Jones and Bateman ceased vesting effective November 5, 2007, the date of their respective terminations from the Company. Messrs. Jones and Bateman forfeited, in the aggregate, vested and unvested options to purchase 45,834 and 27,501 shares, respectively, as a result of their termination.

(2)	Options held by Mr. Pignatelli were granted to him as part of his director compensation. See “Director Compensation” discussion under “Proposal One — Election of Directors”.

(3)	On January 30, 2008, in connection with his termination effective November 5, 2007, Mr. Jones agreed to the cancellation of fully vested options to purchase 100,000 shares of our common stock from the tranche of 200,000 options granted to Mr. Jones on December 12, 2003 with an exercise price of $14.01. On January 30, 2008 our closing stock price was $3.67. No other changes were made to the terms of Mr. Jones outstanding options. The option expiration dates included in the table have been adjusted to reflect the required expiration of each option upon employee termination pursuant to the terms of each of Mr. Jones’ option grants. Specifically, options granted subsequent to December 31, 2003 expire three months from the date of termination while all other options expire the earlier of two years from the date of termination or ten years from the initial grant date. See “2007 Potential Payments upon Termination or Change in Control — Separation Agreements.”

(4)	Mr. Harrison resigned from BIOLASE effective January 2, 2008 at which time vesting of any unvested options ceased. His vested options as of that date, which totaled 254,999 shares expire on April 2, 2008 (three months following termination) as provided for by the terms of each of Mr. Harrison’s option agreements and the option expiration dates included in the table have been adjusted to reflect this.

(5)	Mr. Bateman’s employment with BIOLASE terminated on November 5, 2007. The option expiration dates included in the table reflect the required expiration of each option upon employee termination pursuant to the terms of each of Mr. Bateman’s option grants. Specifically, options granted subsequent to December 31, 2000 expire three months from the date of termination while all other options expire the earlier of two years from the date of termination or ten years from the initial grant date. See “2007 Potential Payments upon Termination or Change in Control — Separation Agreements.”

Option Exercises and Stock Vested

The following table summarizes the option exercises by each of our named executive officers for the year ended December 31, 2007. No shares of restricted stock have been granted to any of the named executive officers.

	Option Awards
	Number of Shares		Value Realized
	Acquired on Exercise		on Exercise
Name	(#)		($)(1)

Federico Pignatelli President and Former Interim Chief Executive Officer	130,000	(2)	$84,700	(2)
Jeffrey W. Jones Former President and Chief Executive Officer	3,000		4,170
Richard L. Harrison Former Executive Vice President, Chief Financial Officer and Secretary	0		0
Keith G. Bateman Former Executive Vice President, Global Sales and Marketing	2,300		3,074

(1)	Represents the excess over the exercise price of the closing market price of a share of our common stock on the date of exercise multiplied by the number of shares that were exercised.

(2)	Consists of 20,000 options exercised in April 2007 for a realized value of $66,450 while Mr. Pignatelli served as a director and 110,000 options exercised in December 2007 for a realized value of $18,250 while Mr. Pignatelli served as a director and our interim Chief Executive Officer.

Potential Payments upon Termination or Change in Control

Richard L. Harrison.

On December 12, 2005, we entered into an employment agreement with Mr. Harrison. Under the terms of Mr. Harrison’s employment agreement, if his employment was terminated other than for cause or if he resigned for good reason, Mr. Harrison would be entitled to receive, subject to his execution of a general release, salary continuation payments at the monthly rate of his base salary for a period of six months; provided, that if he was deemed to be a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, such payments would be made in a lump sum on the sixth month anniversary following the date of separation of service. Mr. Harrison’s resignation on January 2, 2008 did not entitle him to benefits under this agreement.

In February 2006, we entered into an amendment to Mr. Harrison’s employment agreement. The primary purpose of the amendment was to provide for certain severance payments to be made to Mr. Harrison upon the occurrence of certain qualifying terminations of employment within the 18 months following a change of control. A qualifying termination is defined as the occurrence of any termination of the officer’s employment:

•	by the officer for good reason (as defined in the officer’s agreement); or

•	by us without cause (as defined in the officer’s agreement),

in each case during the 18 months following the change of control.

Upon the occurrence of a triggering event, Mr. Harrison would have been entitled to receive, subject to his execution of a general release in favor of us, the following:

•	100% of Mr. Harrison’s then current annual salary plus the full amount of his maximum bonus for the current year, which aggregate amount shall be paid in a one-time lump sum payment;

•	COBRA premiums and reimbursement of expenses associated with medical and dental treatment up to a cap and, to the extent permissible, coverage under our life insurance, accidental death and dismemberment plan and disability program, in each case, for a period of one year from the date of such termination; and

•	a lump sum payment equal to twelve times the monthly car allowance or monthly lease payment plus its maintenance and insurance costs over a one-year period, as applicable.

In addition, all unvested options and shares of restricted stock held by Mr. Harrison shall immediately vest and become fully exercisable upon such qualifying termination.

Mr. Harrison would not be entitled to tax gross up payments upon the occurrence of a triggering event.

A “Change of Control” generally means the occurrence of any of the following events: (i) an acquisition by any person of 50% or more of the voting power of our securities; or (ii) approval by our stockholders of: (x) a merger, consolidation, share exchange or reorganization, unless our stockholders, immediately before such transaction own, directly or indirectly immediately following such transaction, at least 50% of the voting power of the outstanding securities of the corporation that is the successor in such transaction in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (y) our complete liquidation or dissolution; or (z) an agreement for the sale or other disposition of all or substantially all of our assets.

“Good reason” generally means the occurrence of: (i) a change in executive’s position that materially reduces his duties or level of responsibility; or (ii) a requirement that executive relocate his place of employment to outside of Orange County, California.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to Mr. Harrison, under his employment agreement, as amended, assuming: (a) an involuntary termination without cause or a resignation for good reason occurred on December 31, 2007, the last business day of the 2007 fiscal year; and (b) a change in control and involuntary termination of employment other than for cause or a resignation for good reason occurred on December 31, 2007, the last business day of the 2007 fiscal year. Messrs. Jones and Bateman are excluded from the following table as their employment with the Company terminated effective November 5, 2007. Also excluded are benefits provided to all employees. As discussed under “Our Executive Officers”, Mr. Harrison subsequently resigned from the Company effective January 2, 2008.

	Termination		Termination Without Cause or Resignation for Good Reason
	Without Cause		Within 18 Months of a Change in Control
	or Resignation for		Accelerated
	Good Reason		Equity
Name	Total(1)(3)	Salary	Awards	Bonus	Car Allowance	Benefits	Total(2)(3)

Richard L. Harrison	$123,000	$246,000	$0	$180,000	$12,000	$20,580	$458,580

(1)	Represents six months of Mr. Harrison’s then current annual salary.

(2)	Represents the sum of (a) 100% of Mr. Harrison’s then current annual salary ($246,000), (b) the value of the acceleration of Mr. Harrison’s unvested stock options based on the spread between the closing price of our common stock ($2.36) on December 31, 2007 and the stock options’ exercise prices (the exercise price of each of Mr. Harrison’s unvested options as of December 31, 2007 is more than the closing price of our common stock as of that date), (c) Mr. Harrison’s maximum bonus for the 2007 fiscal year as determined in June 2007 by our Board’s Compensation Committee ($180,000), (d) twelve times Mr. Harrison’s 2007 monthly car allowance of $1,000, and (e) COBRA premiums, based on current rates for medical, dental and vision insurance, and reimbursement for any out-of-pocket costs, fees, charges or expenses associated with Mr. Harrison’s (and his dependents’) receipt of medical and dental treatment, up to a cap of $3,000, and, to the extent permissible, coverage under our life insurance, accidental death and dismemberment plan and disability program, in each case, for a period of one year from the date of such termination.

(3)	Excludes the value to Mr. Harrison’s continued right to indemnification by us. Executives are indemnified by us and entitled to continued coverage under our directors and officers liability insurance policy (if applicable).

Jake St. Philip.  On January 2, 2008, we hired Mr. St. Philip as our Chief Executive Officer. Under the terms of his employment agreement, if Mr. St. Philip’s employment is terminated other than for cause or if he resigns for good reason, Mr. St. Philip will be entitled to receive severance benefits equal to:

•	one year of annual base salary;

•	the full amount of his annual performance bonus target for the calendar year in which the effective date of termination occurs;

•	twelve months of paid COBRA premiums under our medical and dental benefit plans;

•	a $3,000 lump sum cash payment; and

•	payment of his premiums under our group life insurance, accidental death and dismemberment and disability benefit plans during the twelve month period following the effective date of termination.

Furthermore, if his employment is terminated without cause or he resigns for good reason and such termination occurs within twelve months of a change in control of us, Mr. St. Philip will be entitled to receive the severance benefits summarized above and Mr. St. Philip’s stock option granted upon his hiring shall become fully vested and exercisable on the first business day that is at least 60 days after the effective date of termination.

We have not quantified our reasonable estimate of the amounts payable to Mr. St. Philip under his employment agreement, assuming a termination as of December 31, 2007, in the above table because his employment with us was not effective until after January 2, 2008.

“Good reason”, for the purposes of Mr. St. Philip’s employment agreement, generally means the occurrence of: (i) a change in Mr. St. Philip’s position that materially reduces his salary, duties or level of responsibility; (ii) a requirement that Mr. St. Philip relocate his place of employment to more than 50 miles outside of his regular office location in Orange County, California; or (iii) a material breach of the employment agreement by the Company.

A “Change of Control” for the purposes of Mr. St. Philip’s employment agreement has the same meaning as the use of the term in Mr. Harrison’s employment agreement.

Federico Pignatelli.  Mr. Pignatelli was not a party to any severance or change in control agreement during 2007 or currently.

Actual Terminations During the Fiscal Year Ended December 31, 2007.

Mr. Jones.  On January 30, 2008, we entered into a Separation and General Release Agreement with Mr. Jones relating to the termination of his employment on November 5, 2007. The agreement superseded the Employment Agreement we had with Mr. Jones dated December 29, 2005. Pursuant to the terms of the agreement, we agreed to pay Mr. Jones a severance amount of $374,822 and pay COBRA premiums on his behalf of $1,712 per month for the period from December 2007 through February 2008. The severance amount was paid on February 2, 2008. Mr. Jones also agreed to the partial cancellation of a fully vested option to purchase 100,000 shares of our common stock with an exercise price of $14.10 that were part of a prior option to purchase 200,000 shares of common stock granted on December 12, 2005 and that would have otherwise expired on November 5, 2009. Mr. Jones further agreed to return the car we had leased on his behalf and to resign from our Board. Under the terms of Mr. Jones’ December 2005 Employment Agreement, Mr. Jones would have been entitled to $360,000, his annual salary at the time of his termination.

In addition, pursuant to the Separation and General Release Agreement, we entered into a mutual general release of all claims and Mr. Jones acknowledged his continuing obligations under the proprietary information and confidentiality provision and the non-solicitation provision of his employment agreement.

Mr. Bateman.  On January 22, 2008, we entered into a Separation and General Release Agreement with Mr. Bateman relating to the termination of his employment on November 5, 2007. Pursuant to the terms of the agreement, we agreed to pay Mr. Bateman a severance amount of $187,263 and pay COBRA premiums on his behalf of $1,311 per month for the period from December 2007 through May 2008. The severance amount was subsequently paid on January 31, 2008. Our previous employment agreement with Mr. Bateman did not provide for the payment of any severance payments to him or require the execution of a release upon his termination from service.

In addition, pursuant to the agreement, we entered into a mutual general release of all claims and Mr. Bateman acknowledged his continuing obligations under the proprietary information and confidentiality provision and the non-solicitation provision of his employment.

Equity Compensation Plan Information

Our 2002 Stock Incentive Plan is designed to attract and retain the services of individuals essential to its long-term growth and success. We also formerly maintained the 1990 Stock Option Plan and the 1993 Stock Option Plan. The 1990 Stock Option Plan and the 1993 Stock Option Plan have terminated pursuant to their terms; however, various option grants under those plans remain outstanding.

The following table summarizes information as of December 31, 2007 with respect to the shares of our common stock that may be issued upon exercise of options, warrants or rights under our existing equity compensation plans.

	Number of
	Securities to be		Number of
	Issued Upon	Weighted Average	Securities
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	and Rights	and Rights	Compensation Plans

Equity Compensation Plans Approved by Stockholders	4,407,974	$6.30	596,132
Equity Compensation Plans Not Approved by Stockholders(1)(2)	3,000	2.69	0

Total	4,410,974	$6.30	596,132

(1)	Consists solely of options under the 1990 Stock Option Plan.

The 1990 Stock Option Plan was implemented by our Board on December 15, 1990. The 1990 Stock Option Plan is a non-stockholder-approved plan under which options were authorized to be granted to directors, officers or employees. Our Board authorized 150,000 shares of our common stock for issuance under the 1990 Stock Option Plan. Options under this plan were granted with an exercise price per share equal to the fair market value per share of our common stock on the grant date and vested in installments during the optionee’s period of service with us. The plan administrator (either our Board or a Board committee) may cause options to vest on an accelerated basis in the event we are acquired and those options are not assumed or replaced by the acquiring entity. Each option has a maximum term (not to exceed 10 years) set by the plan administrator at the time of grant, subject to earlier termination following the optionee’s termination.

(2)	This table does not include options to purchase 450,000 shares of our common stock granted to Jake St. Philip on January 7, 2008 in connection with the appointment of Mr. St. Philip as our Chief Executive Officer. These options, which are not part of a plan approved by stockholders, were granted at $2.89 per share, the fair market value of our common stock as of the close of business on January 7, 2008, and vest over twelve equal quarterly installments, beginning March 31, 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our 2007 Annual Report on Form 10-K and in this Proxy Statement for the 2008 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of our Board:

James R. Largent, Chairman
Neil J. Laird
Robert M. Anderton
George V. d’Arbeloff
Daniel S. Durrie

April 9, 2008

AUDIT COMMITTEE REPORT

The Audit Committee oversees our independent registered public accounting firm and assists our Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2007, with management and BDO Seidman, LLP, our independent registered public accounting firm. The Audit Committee also discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, as amended, and the Audit Committee discussed the independence of BDO Seidman, LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board, and our Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC. The Audit Committee also approved the selection of BDO Seidman, LLP as our independent registered public accounting firm for 2007.

The Audit Committee and our Board have also recommended, subject to stockholder ratification, the selection of BDO Seidman, LLP as our independent registered public accounting firm for the 2008 fiscal year.

Submitted by the Audit Committee of our Board:

Neil J. Laird, Chairman
George V. d’Arbeloff,
Robert M. Anderton

Date: April 9, 2008

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate our future filings under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any of our future filings under those statutes. In addition, information on our website, other than our Proxy Statement and form of Proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The charter of the Audit Committee requires that it review any insider and related party transactions. In connection with this requirement, all related party transactions (transactions involving our directors, executive officers or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock) are disclosed and reviewed by our Audit Committee and our Board of Directors at least annually. In addition, transactions involving our directors are disclosed and reviewed by the Nominating and Corporate Governance Committee in its assessment of our directors’ independence requirements. To the extent such transactions are ongoing business relationships, the transactions are disclosed and, as applicable, reviewed annually.

There has not been any transaction or series of related transactions to which we were a participant in the 2007 fiscal year or are currently a participant involving an amount in excess of $120,000 and in which any director, executive officer or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock, had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock as of March 28, 2008 by (i) any stockholder known to us to beneficially own five percent (5%) or more of our outstanding common stock, (ii) each director and nominee for director, (iii) each named executive officer and (iv) all current directors and executive officers as a group. Options shown in the table were granted pursuant to the 2002 Stock Option Plan and 1993 Stock Option Plan and represent the shares issuable pursuant to outstanding options exercisable within sixty (60) days of March 28, 2008. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is calculated pursuant to SEC Rule 13d-3(d)(1) and is based on 24,142,201 shares of our common stock outstanding at March 28, 2008, and excludes shares reserved for 81,037 unexercised warrants.

		Number of Shares
		Underlying Options	Percentage of
	Shares	Exercisable Within	Shares
	Beneficially	60 Days of	Beneficially
5% Beneficial Owners	Owned	March 28, 2008	Owned

FMR LLC and related entities(1)	2,365,549	0	9.8%
82 Devonshire Street Boston, MA 02109
Directors and Named Executive Officers
Robert M. Anderton	1,000	105,000	*
Keith G. Bateman(2)	4,050	104,500	*
George V. d’Arbeloff	56,517	265,000	1.3%
Daniel S. Durrie	22,500	47,500	*
Richard L. Harrison(3)	0	254,999	1.0%
Jeffrey W. Jones(2)	27,200	808,700	3.4%
Neil J. Laird	5,000	47,500	*
James R. Largent	0	21,562	*
Federico Pignatelli	830,250	227,500	4.3%
All current directors and executive officers as a group (8 persons)	915,267	776,561	6.8%

*	Represents less than 1%.

(1)	This information is based upon a Schedule 13G/A dated February 14, 2008 and filed with the SEC jointly by FMR LLC (“FMR”), Edward C. Johnson 3d, Chairman of FMR, Fidelity Management & Research Company (“Fidelity”) and Fidelity Small Cap Stock Fund (“Fund”) (as a group, the “Fidelity Parties”). FMR is a parent holding company of Fidelity, acting as an investment adviser to various investment companies, including the Fund, and is the beneficial owner of the shares. Edward C. Johnson 3d and FMR, through its control of Fidelity and the Fund, each has sole power to dispose of the shares, while neither FMR nor Mr. Johnson has voting power over the shares owned directly by the Funds, as that power resides with the various Funds’ Boards of Trustees. Members of the Edward C. Johnson 3d family, directly or through trusts, are predominant owners of voting shares of FMR representing approximately 49% of the voting power of FMR. The Johnson family group and all other voting shareholders of FMR have entered into a shareholders’ voting agreement under which all shares of the voting stock will be voted in accordance with the majority vote. Accordingly members of the Johnson family may be deemed under the Investment Act of 1940, to form a controller group with respect to FMR.

(2)	Shares beneficially owned by Messrs. Bateman and Jones are as of November 5, 2007, the date of their respective terminations from the Company.

(3)	Shares beneficially owned by Mr. Harrison are as of January 2, 2008, the date of his resignation from the Company. Shares underlying Mr. Harrison’s options are as of March 28, 2008. All such options had an expiration date of April 2, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of our Board, the executive officers and beneficial holders of more than ten percent of the outstanding shares of our common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which requires them to file reports with respect to their ownership of our securities. Based upon the copies of Section 16(a) reports which we received from such persons for their 2007 fiscal year transactions in our common stock and their common stock holdings, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

Annual Report

A copy of the 2007 Annual Report on Form 10-K, which includes the financial statements, but excludes Form 10-K exhibits, is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at our annual meeting.

By Order of the Board

Frederick M. Capallo
Interim Secretary

Dated: April 9, 2008

. NNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 14, 2008. Vote by Internet • Log on to the Internet and go to www.investorvote.com/BLTI • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — Our Board of Directors recommends a vote FOR the directors listed below and a vote FOR the listed proposal. 1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. For Against Abstain For Against Abstain For Against Abstain + 01 — Robert M. Anderton, DDS 02 — George V. d’Arbeloff 03 — Daniel S. Durrie, M.D. 04 — Neil J. Laird 05 - James R. Largent 06 — Federico Pignatelli 07 — Jake St. Philip For Against Abstain 2. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE DIRECTORS LISTED ABOVE AND FOR THE PROPOSAL LISTED ABOVE. B Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should give their full titles. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 0 1 7 4 3 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00VWHB .

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — BIOLASE TECHNOLOGY, INC. Annual Meeting of Stockholders May 14, 2008 This Proxy is Solicited on Behalf of the Board of Directors of BIOLASE Technology, Inc. The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 14, 2008 and the Proxy Statement, and appoints Jake St. Philip and Frederick M. Capallo, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of BIOLASE Technology, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2008 Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters located at 4 Cromwell, Irvine, CA, 92618, on May 14, 2008, at 9:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card. By executing this Proxy, the undersigned hereby grants the named proxy holders discretionary authority to act upon all other matters incident to the conduct of the meeting or as may properly come before the meeting, or any adjournment thereof. The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice. CONTINUED AND TO BE SIGNED ON REVERSE SIDE